Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333‑182635, 333‑186666, 333‑210167 and 333‑269590) and Form S‑3 (No. 333‑270288) of HomeTrust Bancshares, Inc. and Subsidiary of our reports dated March 12, 2024, with respect to the consolidated financial statements of HomeTrust Bancshares, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑KT for the transition period from July 1, 2023 to December 31, 2023.
/s/ FORVIS, LLP
Atlanta, Georgia
March 12, 2024